Exhibit 3.1
CERTIFICATE OF MERGER
of
ROADHOUSE MERGER INC.
with and into
LRI HOLDINGS, INC.
     Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), LRI Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger (the “Merger”) of Roadhouse Merger Inc., a Delaware corporation (“Roadhouse”), with and into the Corporation:
     FIRST: The name and state of incorporation of each of the constituent corporations of the Merger is as follows:

State of
Name	Incorporation
Roadhouse Merger Inc.	Delaware

LRI Holdings, Inc.	Delaware
     SECOND: An Agreement and Plan of Merger, dated as of August 27, 2010, by and among Roadhouse, the Corporation and certain other parties thereto (as it may be amended, amended and restated or otherwise modified from time to time, the “Agreement and Plan of Merger”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 228 and 251 of the DGCL.
     THIRD: The name of the surviving corporation is LRI Holdings, Inc., which will continue its existence as said surviving corporation, upon the effective date of the Merger pursuant to the provisions of the laws of the State of Delaware.
     FOURTH: The certificate of incorporation of the surviving corporation shall be amended and restated in its entirety at the time of filing of this certificate with the Secretary of State of the State of Delaware to be in the form of Exhibit A and such amended and restated certificate of incorporation shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by law.

     FIFTH: The executed Agreement and Plan of Merger is on file at an office of the Corporation. The address of such office of the Corporation is 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204.
     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Corporation, on request and without cost, to any stockholder of any constituent corporation.
     SEVENTH: The Merger shall become effective immediately upon the filing of this certificate with the Secretary of State of the State of Delaware in accordance with Section 251 and Section 103 of the DGCL.
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     IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the __ day of October, 2010, and is being filed in accordance with Section 103 of the DGCL by an authorized officer of the Corporation.

LRI HOLDINGS, INC.
By:	/s/ G. Thomas Vogel
	Name:	G. Thomas Vogel
	Title:	Chief Executive Officer

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LRI HOLDINGS, INC.
FIRST: The name of the Corporation is LRI HOLDINGS, INC.
SECOND: The Corporation’s registered office in the State of Delaware is at National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, DE County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.01 per share.
FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.
     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

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     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.
     (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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